UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 15, 2008

TEMPUR-PEDIC INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

Delaware	001-31922	33-1022198
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1713 Jaggie Fox Way
Lexington, Kentucky  40511
(Address of principal executive offices) (Zip Code)

(800) 878-8889
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 15, 2008, the Compensation Committee of Tempur-Pedic International Inc. (the “Company”) approved the grant of option awards for fifty thousand shares of the Company’s common stock, $0.01 per share, at an exercise of $11.76 per share, to each of Dale E. Williams, Executive Vice-President, Chief  Financial Officer; Matthew D. Clift, Executive Vice-President, Global Operations; David Montgomery, Executive Vice-President, President of International Operations; and Richard W. Anderson, Executive Vice-President, President North America (each, a “Named Executive Officer” and collectively, the “Named Executive Officers”), subject to the applicable vesting schedule.  The vesting schedule for each award granted provides that fifty (50%) of the option shares shall vest on the first anniversary date of the date of grant, and the other fifty percent (50%) shall vest on the second anniversary date, and that the option shall be fully vested as of the second anniversary date.  In addition, if a change of control of the Company occurs and the Named Executive Officer’s employment is terminated but not for cause or if the Named Executive Officer resigns for good reason (in each case as defined) within twelve (12) months after the occurrence of a change of control, the Named Executive Officer’s next installment of 25,000 shares will accelerate and vest as of the date of his termination of employment.

A copy of the form of option agreement for the Named Executive Officers is attached to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits

(d)  Exhibits

Exhibit	Description
10.1	Form of Stock Option Agreement for Named Executive Officers under the Amended and Restated 2003 Equity Incentive Plan

SIGNATURES
   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tempur-Pedic International Inc.

Date: May 19, 2008	By:	/s/ H. THOMAS BRYANT
H. Thomas Bryant
President and Chief Executive Officer